Exhibit 99.18

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

BRF S.A.
Publicly Traded Company
CNPJ/MF No. 01.838.723/0001-27
NIRE 42.300.034.240

MATERIAL FACT

BRF S.A. (“BRF”), in compliance with Article 157, paragraph 4, of Law No. 6,404, of December 15, 1976, and the Brazilian Securities Commission (Comissão de Valores Mobiliários or “CVM”) Resolution No. 44, of August 23, 2021, in addition to the Material Fact released on this date, hereby inform its shareholders and the market in general that, in compliance with the decision of the Board of the Brazilian Securities and Exchange Commission (CVM) issued on June 16, 2025, the Extraordinary General Meeting called for June 18, 2025, has been postponed and will be held after the disclosure of the information requested by CVM.

The Company will keep its shareholders and the market duly informed about the relevant developments related to this Material Fact, in accordance with the applicable legislation and regulations.

São Paulo, June 17, 2025.

BRF S.A.

Fábio Luis Mendes Mariano

Chief Financial and Investor Relations Officer